$500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: EURO STOXX 50 ® Index (ticker: “SX5E”) and the iShares ® MSCI EAFE ETF (ticker “EFA”) Pricing date: December 20, 2021 Valuation date: December 21, 2026 Maturity date: December 24, 2026 Return amount: $1,000 × the underlying return of the worst performer × the upside participation rate Upside participation rate: [ 215.00 % to 240.00%]* Worst performer: The underlying with the lowest underlying return Final barrier value: For each underlying, 70% of its initial underlying value CUSIP / ISIN: 17329UZA2 / US17329UZA23 Initial underlying value: For each underlying, t he closing value of the underlying on the pricing date Final underlying value: For each underlying, the underlying on the valuation date Underlying return: For each underlying, (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value of the worst performer is greater than its initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performer is less than or equal to its initial underlying value but greater than or equal to its final barrier value: $1,000 • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + ($1,000 × the underlying return of the worst performer) If the final underlying value of the worst performer is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated November 24, 2021 * The actual upside participation rate will be determined on the pricing date. ** The hypothetical s assume that the upside participation rate at maturity will be set at the lowest value indicated in this offering summary. Additionally, the hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Barrier Securities Linked to the Worst of SX5E and EFA Hypothetical Payment at Maturity** Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 50.00% 107.50% $ 2,075.00 25.00% 53.75% $ 1,537.50 5.00% 10.75% $ 1,107.50 B 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 30.00% 0.00% $1,000.00 A - 30.01% - 30.01% $699.90 - 75.00% - 75.00% $250.00 - 100.00% - 100.00% $0.00 B C A

Selected Risk Considerations • You may lose a significant portion of your investment. If the final underlying value of the worst performer is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has depreciated from its initial underlying value to its final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The EURO STOXX 50® Index and the iShares® MSCI EAFE ETF are subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the iShares® MSCI EAFE ETF. • The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.